EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2014, relating to the financial statements and the effectiveness of the internal control over financial reporting, which appears in Ikanos Communications, Inc.’s Annual Report on Form 10-K for the year ended December 29, 2013.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 9, 2014